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                                                                    EXHIBIT 21


                               St. Joe Corporation
                         Subsidiaries at March 18, 1997



St. Joe Corporation
  Florida East Coast Industries, Inc.
    Gran Central Corporation
      Dade County Land Holding Company, Inc.
    Florida East Coast Railway Company
      Florida East Coast Deliveries, Inc.
      Florida East Coast Highway Dispatch Company
      Florida East Coast Inspections, Inc.
      Florida Express Carrier, Inc.
      Operations Unlimited, Inc.
      Railroad Concrete Crosstie Corporation
      Railroad Track Construction Company
  Jacksonville Properties, Inc.
  St. Joseph Land and Development Company
  Apalachicola Northern Railroad Company
    St. Joe Terminal Company
  Talisman Sugar Corporation
  St. Joe Utilities Company